EXHIBIT 5

                               HART & TRINEN, LLP
                               1624 Washington St.
                                Denver, CO 80203
                                 (303) 839-0061


                                October 20, 2009

Flexible Solutions International, Inc.
615 Discovery Street
Victoria, British Columbia V8T 5G4

     This letter will constitute an opinion upon the legality of the sale by certain shareholders of Flexible Solutions International, Inc., a Nevada corporation, of up to 490,040 shares of common stock, all as referred to in the Registration Statement on Form S-3/A filed by Flexible Solutions with the Securities and Exchange Commission.


     We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of Flexible Solutions and the applicable laws of the State of Nevada, and a copy of the Registration Statement. In our opinion, Flexible Solutions has duly authorized the issuance of the shares of stock mentioned above and, when sold in accordance with the terms and conditions set out in the Registration Statement, such shares of common stock, will be legally issued, fully paid and non-assessable.

                                Very truly yours,

                                  HART & TRINEN, L.L.P.



                                  /s/ William T. Hart
                                  -------------------------------------
                                 William T. Hart